UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 18, 2004

Eagle Family Foods Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-50305-01	13-3983598
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Eagle Family Foods, Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-50305	13-3982757
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

735 Taylor Road, Suite 200, Gahanna, Ohio	43230
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (614) 501-4200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On November 18, 2004, Eagle Family Foods Holdings, Inc. (“Holdings”) and Eagle Family Foods, Inc. (“Eagle,” and together with Holdings, the “Company”), entered into an Asset Purchase Agreement (the “Purchase Agreement”) by and among Holdings, Eagle, Dairy Farmers of America, Inc. (“DFA”) and Mid-Am Capital, L.L.C. (“Mid-Am”). The Purchase Agreement provides for the purchase by Eagle from DFA of a manufacturing plant (the “Plant”) in El Paso, Texas and the payment by DFA and Mid-Am, an affiliate of DFA, of an aggregate of $16 million to the Company in exchange for the issuance of shares of Common Stock of Holdings to DFA and shares of a new series of Preferred Stock of Holdings to Mid-Am. As a result of the transaction, DFA will own an interest of approximately 44% of the voting equity of Holdings. Of the $16 million being paid to the Company, $14 million will be used to effect a refurbishment of the Plant by the Company and the remaining $2 million will be used for general working capital purposes.

The transaction described above is expected to close on or around November 22, 2004. As a condition to closing, Eagle also expects to enter into agreements relating to the sale by DFA to Eagle of raw milk, on an ongoing basis, for processing by Eagle at the Plant, as well as the supply by DFA of excess raw milk to be converted into bulk condensed milk and skim milk powder and delivered to DFA by Eagle. The Purchase Agreement is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

The following exhibits are filed as part of this report:

Exhibit #	Description
10.1	Asset Purchase Agreement, dated as of November 18, 2004, by and among Dairy Farmers of America, Inc., Mid-Am Capital, L.L.C., Eagle Family Foods Holdings, Inc. and Eagle Family Foods, Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

EAGLE FAMILY FOODS HOLDINGS, INC.
EAGLE FAMILY FOODS, INC.

Date: November 22, 2004	By:	/s/ Craig A. Steinke
	Name:	Craig A. Steinke
	Title:	President, Chief Executive
Officer and Chief Financial Officer

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